Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Ascend Wellness Holdings, LLC on Form S-1 (File No. 333-254800) of our report dated February 25, 2021, with respect to our audits of the consolidated financial statements of Ascend Wellness Holdings, LLC as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum LLP
Marcum LLP
New York, NY
April 15, 2021